Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Registration Statement on Form S-1, of our report dated March 28, 2019 related to the financial statements of Hyrecar Inc. as of December 31, 2018 and 2017 and for the years then ended. We also consent to the reference to us in the “Experts” section of the Registration Statement.

Very truly yours,

/s/ dbbmckennon

Newport Beach, California

July 16, 2019